Exhibit 99


[TD Banknorth Inc.]

                                                                 News Release

                                                                     Contact:
                                                            TD Banknorth Inc.
                                                            Jeffrey Nathanson
                                                               (207) 761-8517
                                            jeffrey.nathanson@tdbanknorth.com

October 26, 2005

     TD Banknorth Inc. Announces New Appointment to Board of Directors

October 26, 2005 - Portland, Maine - TD Banknorth Inc. ("TD Banknorth") (NYSE: BNK) announces the appointment of Mr. Bharat Masrani to its Board of Directors. Mr. Masrani is a Vice Chair and Chief Risk Officer of TD Bank Financial Group ("TD") with over 18 years of banking experience.

"Mr. Masrani brings a wealth of banking experience to the Board," said William
J. Ryan, TD Banknorth Chairman, President, and Chief Executive Officer. "We have had an opportunity to work closely with Bharat over the past several months with TD and we look forward to his contributions and insights as a member of the Board."

Mr. Masrani joins Ed Clark, William E. Bennett and Wilbur J. Prezzano as Class B Directors of the TD Banknorth Board. With Mr. Masrani's appointment, effective immediately, TD Banknorth has a total of 17 directors composed of 13 Class A Directors and 4 Class B Directors.

About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At September 30, 2005, TD Banknorth had $31.8 billion of total consolidated assets and provided financial services to over 1.3 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.tdbanknorth.com.

ABOUT TD BANK FINANCIAL GROUP
Marking 150 years of service to Canadians in 2005, The Toronto-Dominion Bank and its subsidiaries are collectively known as TD Bank Financial Group. TD Bank Financial Group serves more than 14 million customers in four key businesses operating in a number of locations in key financial centres around the globe: Canadian Personal and Commercial Banking including TD Canada Trust; Wealth Management including the global operations of TD Waterhouse; Wholesale Banking, including TD Securities; and U.S. Personal and Commercial Banking through TD Banknorth. TD Bank Financial Group also ranks among the world's leading on-line financial services firms, with more than 4.5 million on-line customers. TD Bank Financial Group had CDN$368 billion in assets, as of July 31, 2005. The Toronto-Dominion Bank trades on the Toronto and New York Stock Exchanges under the symbol "TD".


Source: TD Banknorth Inc.

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